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                                                                    Exhibit 28.1

                        WACHOVIA CREDIT CARD MASTER TRUST
                       Excess Spread Analysis - June 2002

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Series                                  1999-1            2000-1
Deal Size                               $896 MM           $750 MM
Expected Maturity                      04/15/04          07/15/05
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Yield                                   15.47%            15.47%
Less:     Coupon                         1.93%             1.92%
          Servicing Fee                  1.50%             1.50%
          Net Credit Losses              4.16%             4.16%
Excess Spread:
          June-02                        7.88%             7.89%
          May-02                         6.48%             6.50%
          April-02                       7.15%             7.17%
Three month Average Excess Spread        7.17%             7.19%

Delinquency:
          30 to 59 days                  0.83%             0.83%
          60 to 89 days                  0.60%             0.60%
          90 + days                      1.09%             1.09%
          Total                          2.52%             2.52%

Payment Rate                             9.97%             9.97%